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                                                                    Exhibit 10.5

                              EMPLOYMENT AGREEMENT
This Employment Agreement (the Agreement) is made as of this 22nd day of September, 1999 by and among Summit Brokerage Services, Inc., (the Company) and any successor company currently at 25 Fifth Avenue, Indialantic, FL. 32903 and William R. Turner (Turner) currently having an address at 13216 Tifton Dr., Tampa, FL 33618.

                                   WITNESSETH

WHEREAS, the Company and Turner wish to set forth the terms and conditions upon which Turner shall hereinafter be employed by the Company.

NOW, THEREFORE, IN consideration of the mutual covenants and agreements set forth herein and for other goods and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Term. Turner shall be employed by the Company commencing on the above date hereof and terminating two years from such date, unless sooner terminated in accordance with the terms of this agreement (such period referred to as the Term). There will be two consecutive optional one year terms. Each optional year will need the approval of the Company and Turner. This Agreement is conditioned upon the change of control of Summit Brokerage Services, Inc.

2. Positions. During the Term, Turner shall serve as the President and Chief Operating Officer of Summit Brokerage Services, Inc. and shall perform such duties as shall be delegated to him by the Chief Executive Officer and the Board of Directors of that company. Turner will be responsible for all day to day operations of the securities broker-dealer, all insurance activities inclusive of any separate corporate agencies and registered investment advisors. Any interference with Turner in carrying out such duties by any other employee or officer or Board member or combination thereof who/ which knowingly may cause Turner or the Company to in any way to violate any securities, insurance or investment advisory regulations, rules or laws shall be a breach of this contract and shall cause immediate payment of any and all compensation and stock options to Turner. After such payment, Turner shall render a written resignation resigning all positions with any and all affiliated companies of Summit Brokerage Services, Inc. or its successors.

3. Compensation. Turnover shall receive an initial annual salary of $100,000 of which $1,667 per month shall be deferred until the last month of the first quarter of the year 2000 at which time a payment will be made to Turner for $11,669; 15,000 shares of company stock for year one and 15,000 shares of


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         stock for year two. This salary will be increased in the second year by five percent (5%) and each year thereafter for each additional year. Turner shall receive prerequisites as may be directed by the Board of Directors but shall be no less than three weeks vacation in year one and four weeks vacation in year two (any vacation time remaining at the end of each year shall be paid to Turner at 1 1/2 times its value) health and life insurance coverage for Turner and his spouse and a $200/month car allowance.

4. Expenses. During the Term, Turner shall be entitled to prompt reimbursement of all business expenses in accordance with the Company's policy for such reimbursement. In the event of relocation the company will pay all such relocation expenses inclusive of any realtor's fees in the sale of Turner's current residence plus all closing costs on the purchase of a new residence. Additionally all interim housing expenses between such relocation and the location in a new residence.

5. Stock Options. On the date hereof the Company grants to Turner 100,000 options (50,000 options each year of the term). Each year of employment thereafter Turner will be entitled to an additional 50,000 options exercisable for shares of the Company's common stock. The exercise price for all options shall be $2.50. Exercise of the options may be done on a cashless basis through the company or through any securities broker dealer.

6. Vesting of Options. The above options shall vest as granted. Should a change of control of the Company take place during the term, all options will automatically be 100% vested and thereby exercisable. The expiration date of each option shall be one year after the end of the Term or after Turner's last year of employment with the firm.

7. Change of Control. In the event Turner is terminated in connection with a "change in control" of the Company, Turner shall receive a lump sum payment equal to one year of his compensation at the annual rate inclusive of all increases through the end of the Term and options which were granted in previous years and the current year as described in #6 above. A change in control shall mean any sale, merger, transfer stock exchange or acquisition of the Company, in which Turner's position is terminated or changed.

8. Benefit Plans. Turner shall be entitled to participate in the Company's benefit plans in the same manner and subject to the same terms and conditions as the other senior executives of the company.

9. Termination. (A) The Company may terminate this Agreement at any time for "Cause." For purposes of this Agreement, "Cause" shall mean the following (i) if Turner has persistently and will fully failed to devote substantially all of his working time to the operations of the Company, after specific notice has been given to Turner of such alleged failure and a 20 day



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         opportunity has been given but nothing has been accomplished to cure such failure (ii) if Turner is indicted of any criminal offense involving a violation of any federal or state securities laws, embezzlement, fraud, wrongful taking of property involving the Company or any subsidiary or its customers. All options and bonuses if payable will be placed in escrow and be null and void if convicted (iii) violation or breach of this Agreement not corrected within 20 days after notice of same.

         (a) In the event this Agreement shall be terminated by the Company for any reason other than pursuant to Section 9(a), Turner shall be entitled to receive all payments and benefits to which he was entitled pursuant to this Agreement to the end of the term or one year whichever is shorter.

         (b) Should Turner be terminated as per (a) above, he agrees to not compete with or be engaged in the same business as the Company for the remainder of the Term with the exception that he will be allowed to become registered with a securities firm and be insurance licensed as per regulatory requirements.

         (c) For a period of three years following termination from the Company Turner will not recruit or allow to join a firm Turner is associated with any employees or Independent Contractors from the Company.

10. Authority; No Conflict. Turner and the Company each represent and warrant that (A) each has the full power and authority to enter into this Agreement and to perform each of their obligations hereunder, and
         (B) the execution, delivery and performance by Turner and the Company of this Agreement will neither (i) violate conflict with, or result in any breach of any contract or other Agreement by Turner or the Company nor (ii) violate any law, statute, or other requirement of any government body.

11. Miscellaneous. This Agreement (i) contains the entire understanding of the parties with respect to the subject matter hereof and supercedes all prior agreements of the parties, written or oral, of any nature whatsoever, (ii) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and (iii) shall be governed by the laws of the state of Florida, without giving effect to the conflicts of law provisions thereof.



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12.      Mediation/Arbitration. Any dispute or controversy arising out of or relating to this Agreement, any Document or instrument delivered pursuant to, in connection with, or simultaneously with this Agreement, or any breach of this Agreement or any breach of this Agreement or any such document or instrument shall be heard first through Mediation. If no settlement is reached through the Mediation process then each party agrees to Arbitration to be held and decided in accordance with the Code of Arbitration of the National Association of Securities Dealers, Inc. The cost and expenses for the arbitration shall be paid by each of the parties.

IN WITNESS THEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE DULY EXECUTED AND DELIVERED AS OF THE DATE FIRST WRITTEN ABOVE.

         AGREED     /s/ RICHARD L. PARKER
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                    RICHARD L. PARKER, CHAIRMAN BOARD OF DIRECTORS
                    SUMMIT BROKERAGE SERVICES, INC. AND ALL AFFILIATES

         AGREED     /s/ WILLIAM R. TURNER
                    --------------------------------------------------
                    WILLIAM R. TURNER


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                        ADDENDUM TO EMPLOYMENT AGREEMENT

This addendum is made as of this 16th day of May, 2000 to the Employment Agreement between Summit Brokerage Services, Inc. (the Company) and William R. Turner, (Turner) dated September 22nd, 1999.

The parties agree to the following changes:

3. Compensation. Effective January 1st 2000 through the remaining term of the agreement, Turner shall forego his rights to receive 15,000 shares of company stock per year, in exchange for the change made to paragraph 5 below.

5. Stock Options. Effective January 1st 2000 through the remaining term of the agreement Turner shall forego his rights to receive 100,000 options (50,000 options each year of the term.)

On the date hereof, the Company grants to Turner 160,000 options exercisable for shares of the Company's common stock. The exercise price for all options shall be $2.50.

All other terms and conditions remain the same.

Agreed to and accepted this 16th day of May, 2000.


Summitt Brokerage Services, Inc.

/s/ Richard Parker,                               /s/ William R. Turner
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Richard Parker,                                   Willaim R. Turner
Chairman and CEO

/s/ Mark Caulfield                                /s/ Mark Caulfield
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Witness                                           Witness